Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$44,532,510.00	100.00%	$44,532,510.00	$3,175.17(1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $48,998.27 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-164694, of which this pricing supplement is a part. After giving effect to the $3,175.17 registration fee for this offering, $45,823.10 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

FINAL TERMS SUPPLEMENT NO. 21 dated March 25, 2010
To Product Supplement No. 6 dated February 23, 2010
and Prospectus Supplement and Prospectus dated February 4, 2010
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-164694

4,453,251 Units
Accelerated Return Note®
Linked to the Gold Spot Price
Due June 2, 2011
$10 principal amount per unit

Pricing Date	March 25, 2010
Settlement Date	April 7, 2010
Maturity Date	June 2, 2011
CUSIP No.	282649433

Eksportfinans ASA

Accelerated Return Notes®

- 3-to-1 upside exposure to any increase in the Gold Spot Price, subject to a cap of 18.45%
- 1-to-1 downside exposure, with no downside limit
- A maturity of approximately 14 months
- Payment of the Redemption Amount at maturity is subject to the credit risk of Eksportfinans
- Linked to the Gold Spot Price
- No periodic interest payments
- No listing on any securities exchange

STRUCTURED INVESTMENTS
PRINCIPAL PROTECTION
ENHANCED INCOME
MARKET PARTICIPATION
ENHANCED PARTICIPATION

The Notes will have the terms specified in this terms supplement as supplemented by the accompanying product supplement no. 6 and the prospectus supplement and prospectus (together, the Note Prospectus). Investing in the Notes involves a number of risks. There are important differences between the Notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this terms supplement, beginning on page PS-4 of product supplement no. 6, and beginning on page S-4 of the prospectus supplement. The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public Offering Price:(1)	$10.00	$44,532,510.00
Underwriting Discount:(1)(2)	$0.20	$890,650.20
Proceeds to Eksportfinans ASA Before Expenses:	$9.80	$43,641,859.80

(1) The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 and $0.15 per unit, respectively.
(2) For additional information, see “Supplemental Plan of Distribution” in product supplement no. 6.

Merrill Lynch & Co.

March 25, 2010

Summary

The Accelerated Return Notes® Linked to the Gold Spot Price due June 2, 2011 (the Notes) are senior unsecured debt securities of Eksportfinans ASA (Eksportfinans). The Notes are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral, and they are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of Eksportfinans. The Notes provide a leveraged return for investors, subject to a cap, if the Gold Spot Price (as defined below) increases moderately from the Starting Value, as determined on the Pricing Date, to the Ending Value, as determined on a Calculation Day shortly prior to the maturity date of the Notes. Investors must be willing to forgo interest payments on the Notes and to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price of the Notes.

Capitalized terms used but not defined in this terms supplement have the meanings set forth in product supplement no. 6. References in this terms supplement to “Eksportfinans”, “we”, “us” and “our” are to Eksportfinans ASA, and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Terms of the Notes

Issuer:	Eksportfinans ASA
Original Offering Price:	$10 per unit
Term:	Approximately 14 months
Market Measure:

London Gold Market Fixing Ltd. P.M. Fixing Price (the Gold Spot Price) (Bloomberg symbol: GOLDLNPM), which is a benchmark price used in the markets where gold is sold for U.S. dollars and delivered immediately.

Starting Value:	1,093.00
Ending Value:	The Gold Spot Price on the Calculation Day. If it is determined that the scheduled Calculation Day is not a Market Measure Business Day, or if a Market Disruption Event (as defined on page TS-6) occurs on the scheduled Calculation Day, the Ending Value will be determined as more fully described in product supplement no. 6.
Capped Value:	$11.845 per unit of the Notes, which represents a return of 18.45% over the $10 Original Offering Price.
Calculation Day:	May 25, 2011.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (MLPF&S).

Determining the Redemption Amount for the Notes

In this case, if the Ending
Value is less than the
Starting Value, you will
receive a payment that is
less, and possibly
significantly less, than the
$10.00 Original Offering
Price per unit.

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the Notes, based on a Capped Value of $11.845 (an 18.45% return). The green line reflects the hypothetical returns on the Notes, while the dotted gray line reflects the hypothetical returns of a direct investment in gold, as measured by the Gold Spot Price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and the term of your investment.

Hypothetical Payments at Maturity

Examples

Set forth below are three examples of payment at maturity calculations (rounded to three decimal places), based on a Starting Value of 1,093.00, the Gold Spot Price on March 25, 2010, and a Capped Value of $11.845.

Example 1—The hypothetical Ending Value is equal to 80% of the Starting Value:

Starting Value: 1,093.00
Hypothetical Ending Value: 874.40

Payment at maturity (per unit) = $8.000

Example 2—The hypothetical Ending Value is equal to 104% of the Starting Value:

Starting Value: 1,093.00
Hypothetical Ending Value: 1,136.72

Payment at maturity (per unit) = $11.200

Example 3—The hypothetical Ending Value is equal to 150% of the Starting Value:

Starting Value: 1,093.00
Hypothetical Ending Value: 1,639.50

Payment at maturity (per unit) = $11.845 (Payment at maturity (per unit) cannot be greater than the Capped Value)

The following table illustrates, for a Starting Value of 1,093.00 and a range of hypothetical Ending Values of the Gold Spot Price:

  the percentage change from the Starting Value to the hypothetical Ending Value;
  the Redemption Amount per unit (rounded to three decimal places);
  the total rate of return to holders of the Notes;
  the pretax annualized rate of return to holders of the Notes; and
  the pretax annualized rate of return of a hypothetical direct investment in gold, as measured by the Gold Spot Price.

The table below is based on a Capped Value of $11.845.

Hypothetical Ending Value		Percentage change from the Starting Value to the hypothetical Ending Value	Redemption Amount per unit		Total rate of return on the Notes	Pretax annualized rate of return on the Notes (1)	Pretax annualized rate of return of a Hypothetical Direct Investment in Gold, as measured by the Gold Spot Price(1)(2)

546.50		-50.00%	$5.000		-50.00%	-51.93%	-51.93%
655.80		-40.00%	$6.000		-40.00%	-39.75%	-39.75%
765.10		-30.00%	$7.000		-30.00%	-28.67%	-28.67%
874.40		-20.00%	$8.000		-20.00%	-18.45%	-18.45%
983.70		-10.00%	$9.000		-10.00%	-8.93%	-8.93%
1,005.56		-8.00%	$9.200		-8.00%	-7.10%	-7.10%
1,027.42		-6.00%	$9.400		-6.00%	-5.30%	-5.30%
1,049.28		-4.00%	$9.600		-4.00%	-3.51%	-3.51%
1,071.14		-2.00%	$9.800		-2.00%	-1.74%	-1.74%
1,093.00	(3)	0.00%	$10.000		0.00%	0.00%	0.00%
1,114.86		2.00%	$10.600		6.00%	5.12%	1.73%
1,136.72		4.00%	$11.200		12.00%	10.08%	3.43%
1,158.58		6.00%	$11.800		18.00%	14.89%	5.12%
1,180.44		8.00%	$11.845	(4)	18.45%	15.24%	6.79%
1,202.30		10.00%	$11.845		18.45%	15.24%	8.44%
1,311.60		20.00%	$11.845		18.45%	15.24%	16.46%
1,420.90		30.00%	$11.845		18.45%	15.24%	24.10%

(1)	The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and based on an investment term from April 7, 2010 to June 2, 2011, the term of the Notes.

(2)	This rate of return assumes:

(a) a percentage change in the Gold Spot Price that equals the percentage change from the Starting Value to the relevant hypothetical Ending Value; and

(b) no transaction fees or expenses.

(3)	This is the Starting Value.

(4)	The Redemption Amount per unit of the Notes cannot exceed the Capped Value of $11.845.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the Ending Value and the term of your investment.

Risk Factors

There are important differences between the Notes and a conventional debt security. An investment in the Notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” section included in the product supplement no. 6 and the “Risk Factors – Risks related to index linked notes or notes linked to certain assets” section in the prospectus supplement identified below under “Additional Terms of the Notes”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

  Your investment may result in a loss, which could be substantial.

  Your yield on the Notes, which could be negative, may be lower than the yield on other debt securities of comparable maturity.

  Your return, if any, is limited and may not reflect the return on a direct investment in gold.

  You must rely on your own evaluation of the merits of an investment linked to the Gold Spot Price.

  In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S or any other selling agent with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

  Ownership of the Notes will not entitle you to any rights with respect to gold or any related futures contracts.

  Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

  Trading in gold can be volatile based on a number of factors that we cannot control.

  Suspensions or disruptions of market trading in gold and related futures markets may adversely affect the value of the Notes.

  The Notes will not be regulated by the Commodity Futures Trading Commission.

  Purchases and sales by MLPF&S and its affiliates may affect your return on the Notes.

  Hedging transactions may affect the return of the Notes.

  Tax consequences are uncertain (see “Certain U.S. Federal Income Taxation Considerations” below and “Taxation in the United States” in the product supplement no. 6).

In addition to the risk factors, it is important to bear in mind that the Notes are senior debt securities of Eksportfinans and are not guaranteed or insured by the FDIC or secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of Eksportfinans.

Additional Risk Factors

There are risks associated with investing in gold or gold-linked Notes.

The Gold Spot Price is derived from a principals’ market which operates as an over-the-counter physical commodity market. Certain features of U.S. futures markets are not present in the context of trading on such principals’ markets. For example, there are no daily price limits, which would otherwise restrict the extent of daily fluctuations in the prices of the commodities in such markets. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

Changes in the methodology used to calculate the Gold Spot Price or changes in laws or regulations may affect the value of the Notes.

Members of the London Bullion Market Association (the LBMA) set the Gold Spot Price and may adjust the value of the Gold Spot Price in a way that adversely affects the value of the ARNs. In setting the Gold Spot Price, these respective publishers have no obligation to consider your interests. The LBMA may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the Gold Spot Price. Any change of this kind could cause a decrease in the Gold Spot Price, which would adversely affect the value of the Notes.

In addition, the price of gold could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts, or other official bodies. Any event of this kind could adversely affect the Gold Spot Price and, as a result, could adversely affect the value of the Notes.

Other Terms of the Notes

The provisions of this section supersede and replace the definition of “Market Disruption Event – Commodity Based Market Measure” set forth in product supplement no. 6.

Market Disruption Event

A “Market Disruption Event” means any of the following events, as determined in good faith by the calculation agent:

(A) the suspension of or material limitation on trading in gold, or futures contracts or options related to gold, on the Relevant Market (as defined below);

(B) the failure of trading to commence, or permanent discontinuance of trading, in gold, or futures contracts or options related to gold, on the Relevant Market; or

(C) the failure of the LBMA (as defined above) to calculate or publish the official fixing price of gold for that day (or the information necessary for determining the official fixing prices).

For the purpose of determining whether a Market Disruption Event has occurred:

(A) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular trading hours of the Relevant Market; and

(B) a suspension of or material limitation on trading in the Relevant Market will not include any time when trading is not conducted or prices are not quoted by the LBMA in the Relevant Market under ordinary circumstances

As used herein, Relevant Market means the market in London on which members of the LBMA, or any successor thereto, quote prices for the buying and selling of gold, or if such market is no longer the principal trading market for gold or options or futures contracts for gold, such other exchange or principal trading market for gold as determined in good faith by the calculation agent which serves as the source of prices for gold, and any principal exchanges where options or futures contracts on gold are traded.

Investor Considerations

You may wish to consider an investment in the Notes if:

  You anticipate that the Gold Spot Price will increase moderately from the Starting Value to the Ending Value.

  You accept that your investment may result in a loss, which could be significant, if the Gold Spot Price decreases from the Starting Value to the Ending Value.

  You accept that the return on the Notes will not exceed the return represented by the Capped Value.

  You are willing to forgo interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

  You want exposure to the Gold Spot Price with no expectation of the benefits of owning gold or any related futures contracts.

  You accept that a trading market is not expected to develop for the Notes. You understand that secondary market prices for the Notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

  You are willing to make an investment, the payments on which depend in part on our creditworthiness, as the issuer of the Notes.

The Notes may not be appropriate investments for you if:

  You anticipate that the Gold Spot Price will decrease from the Starting Value to the Ending Value or that the Gold Spot Price will not increase sufficiently over the term of the Notes to provide you with your desired return.

  You are seeking principal protection or preservation of capital.

  You seek a return on your investment that will not be capped at a percentage of 18.45%.

  You seek interest payments or other current income on your investment.

  You want an investment that provides you with the benefits of owning gold or any related futures contracts.

  You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

  You are not willing or are unable to assume the credit risk associated with us, as the issuer of the Notes.

Other Provisions

We will deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement. In the original offering, the Notes will be sold in minimum investment amounts of 100 units.

MLPF&S is acting as principal and an underwriter and/or selling agent for this offering and will receive underwriting compensation from Eksportfinans. MLPF&S may offer the Notes to dealers and/or selling agents, including affiliates that are dealers (such as First Republic Securities Company, LLC), at that price less a concession not in excess of the underwriting discount set forth on the cover of this terms supplement. If you place an order to purchase the Notes, you are consenting to each of MLPF&S and/or its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account.

MLPF&S and First Republic Securities Company, LLC may use the Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the Notes that was made available to investors in connection with the initial offering of the Notes. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence. Each of MLPF&S and First Republic Company, LLC may act as principal or agent, as the case may be, in these transactions, and any such sales will be made at prices related to prevailing market prices.

The Gold Spot Price

The Gold Spot Price is a benchmark price used in the markets where gold is sold for U.S. dollars and delivered immediately. The Gold Spot Price is published by Bloomberg, L.P. (“Bloomberg”) under the symbol GOLDLNPM. The Gold Spot Price is an internationally published benchmark of the spot price of gold in U.S. dollars as determined at 3:00 P.M. London time. The Gold Spot Price is determined by five market-marking members of the LBMA. These members meet by telephone each London business day at 3:00 P.M. to determine the Gold Spot Price. The five members are the Bank of Nova Scotia — ScotiaMocatta, Barclays Bank Plc, Deutsche Bank AG, HSBC Bank USA, N.A., and Société Générale.

The London bullion market is an "over-the-counter" (OTC) market, as opposed to an exchange-traded environment. Members of the London bullion market typically trade with each other and with their clients on a principal-to-principal basis. All risks, including those of credit, are between the two parties to a transaction.

An investment in the Notes does not entitle you to any ownership interest, either directly or indirectly, in gold or in any gold transaction traded on the London bullion market.

The Notes are not sponsored, endorsed, sold or promoted by the LBMA. The LBMA takes no responsibility for the accuracy and/or the completeness of information provided in this terms supplement, the product supplement no. 6, the prospectus supplement or the prospectus. In addition, the LBMA is not responsible for and has not participated in the determination of the timing of the sale of the note, prices at which the Notes are to initially be sold, or the quantities of the notes to be issued or in the determination or calculation of the Redemption Amount. The LBMA has no obligation in connection with the administration, marketing, or trading of the notes.

The following graph sets forth the monthly historical performance of the Gold Spot Price in the period from January 2005 through March 25, 2010. This historical data on the Gold Spot Price is not necessarily indicative of the future performance of the Gold Spot Price or what the value of the Notes may be. Any historical upward or downward trend in the level of the Gold Spot Price during any period set forth below is not an indication that the Gold Spot Price is more or less likely to increase or decrease at any time over the term of the Notes. On the Pricing Date, the closing level of the Gold Spot Price was 1,093.00.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the Notes, including the following:

  In the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes, we intend to treat the Notes as a single financial contract that is an "open transaction" for U.S. federal income tax purposes.
  Accordingly, you should not be required to accrue any income during the term of the Notes.

  Under this characterization, generally, any gain received on the sale, exchange or redemption, or at maturity, of the Notes will be treated as a capital gain while any loss will be treated as a capital loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.

You should consult your tax adviser regarding the treatment of the Notes, including possible alternative characterizations.

Certain U.S. Federal Income Taxation Considerations

You should read the following discussion in conjunction with the discussion in the accompanying product supplement no. 6, prospectus supplement and the prospectus. The following discussion is based on the advice of Allen & Overy LLP and contains a general summary of the principal U.S. federal income tax consequences that may be relevant to the ownership of the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Taxation in the United States” in the accompanying product supplement no. 6, the prospectus supplement and the prospectus, which you should carefully review prior to investing in the Notes.

General. The Notes should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes or instruments that are similar to the Notes for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the IRS) or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Notes described above.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale, exchange, redemption or settlement as described below.

Sale, Exchange, Redemption or Settlement of the Notes. Upon a sale, exchange or redemption of the Notes, or upon settlement of the Notes at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or settlement and the U.S. Holder’s tax basis in the Notes sold, exchanged, redeemed or settled. A U.S. Holder’s tax basis in the Notes should equal the amount paid by the U.S. Holder to acquire the Notes. Any capital gain or loss recognized upon a sale, exchange, redemption or settlement of a Note should be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at such time.

Possible New Administrative Guidance and/or Legislation. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the Notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the Notes. For example, on December 7, 2007, the IRS released a notice stating that it and the Treasury Department (Treasury) are actively considering the proper U.S. federal income tax treatment of an instrument with terms similar to some of the Notes, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to some of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury and IRS issue guidance providing that some other treatment is more appropriate.

You should review the “Taxation in the United States” section in the accompanying product supplement, the prospectus supplement and the prospectus for a further discussion of the U.S. federal income tax considerations and consult your own tax advisers as to the tax consequences of acquiring, holding and disposing of the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes on federal or other tax laws.

Additional Terms of the Notes

You should read this terms supplement, together with the documents listed below (collectively, the Note Prospectus), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this terms supplement. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

  Product supplement no. 6 dated February 23, 2010:
  http://www.sec.gov/Archives/edgar/data/700978/000089109210000684/e37836_424b2.htm

  Prospectus supplement and prospectus dated February 4, 2010:
  http://www.sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 700978.

We have filed a registration statement (including a product supplement, prospectus supplement, and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this terms supplement relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov . Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the Structured Investments), including the Notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection against decreases in the value of the underlying market measure (or increases in the value of the underlying market measure for bearish Structured Investments) at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.